Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502

August 14, 2020

KKR & Co. Inc.
9 West 57th Street, Suite 4200
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 23,000,000 shares of 6.00% Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, with an initial liquidation preference of $50.00 per share (“Mandatory Convertible Preferred Stock”). The Mandatory Convertible Preferred Stock will be convertible into shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Mandatory Convertible Preferred Stock filed with the Secretary of State of the State of Delaware.

We have examined the Registration Statement; the Underwriting Agreement dated August 11, 2020 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which the underwriters have agreed to purchase 23,000,000 shares of Mandatory Convertible Preferred Stock issued by the Company (the “Shares”); a form of the share certificate, which is an exhibit to the Registration Statement; and the Certificate of Designations.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BEIJING HONG KONG HOUSTON LONDOL LOS ANGELES PALO ALTO SÃO PAULO TOKYO WASHINGTON, D.C.

KKR & Co. Inc.		August 14, 2020

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon payment and delivery in accordance with the Underwriting Agreement, the shares of Mandatory Convertible Preferred Stock will be validly issued, fully paid and nonassessable.

2.
When the shares of the Common Stock initially issuable pursuant to the Certificate of Designations upon conversion of the Mandatory Convertible Preferred Stock have been issued by the Company in accordance with the Certificate of Designations, such shares will be validly issued, fully paid and nonassessable.

 For purposes of our opinion set forth in paragraph 2 above, we assume that the adjustment in the conversion rate (as described in the Certificate of Designations) upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations) or an Acquisition Termination Redemption (as defined in the Certificate of Designations) pursuant to the provisions of the Certificate of Designations represents reasonable compensation of the lost option value of the Mandatory Convertible Preferred Stock as a result of the Fundamental Change or Acquisition Termination Redemption.

KKR & Co. Inc.		August 14, 2020

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 14, 2020 and to the use of our name under the caption  “Legal Matters” in the prospectus supplement relating to the Mandatory Convertible Preferred Stock included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP